Exhibit 3.1

Delaware
The First State

    I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "BE ACTIVE  HOLDINGS, INC.", FI LED IN THI S OFFI CE ON THE EIGHTEENTH  DAY  OF  FEBRUARY, A.D. 2014, AT 8:30 O'CLOCK A.M.

    A FILED COPY OF THIS CERTIFICATE  HAS  BEEN  FORWARDED  TO  THE NEW  CASTLE  COUNTY  RECORDER  OF DEEDS.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS OF
SERIES C CONVERTIBLE PREFERRED STOCK

    The undersigned, President of Be Active Holdi ngs, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly  adopted  by the Board of Directors of the Corporation by unanimous written consent on February 12, 2014;

    WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the  issuance  of One Hundred  and  Fifty  Million  (150,000,000)  shares of  Preferred  Stock, par  value, $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qual ifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

    WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

    NOW, THEREFORE, BE IT RESOLVED:

    Section 1.  Designation  and Authorized  Shares.  The Corporation shall be authorized to issue Twenty Six Million Six Hundred and Sixty Six Thousand Six Hundred and Sixty Seven  (26,666,667) shares of Series C Preferred Stock, par value $0.0001 per share (the "Series C Preferred Stock").

    Section 2.  Stated Value.  Each share of Series C Preferred Stock shall have a stated value of $0.0001 per share (the "Stated Value").

    Section 3.  Liquidation.

    (a) Upon the liquidation,  dissolution or winding up of the business of the Corporation, whether voluntary or invol untary, each holder of Series C Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to the Stated Value plus an amount equal to the dividend payable to a holder of Common Stock on an as-converted basis. All preferential amounts to be paid to the holders of Series C Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series C Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be i nsufficient to pay the holders of the outstandi ng shares of Series C Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series C Preferred Stock as to d istributions in the event of a liquidation, dissolution or wind ing up of the Corporation) the fu ll amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

    (b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution  sha ll be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

    Section 4.  Voting. Except as otherwise expressly required by law, each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series C Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series C Preferred Stock are convertible into at such time, but not in excess of the conversion limitations set forth in Section 5 herein. Except as otherwise required by law, the holders of shares of Series C Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

    Section 5.  Conversion.

    (a) Conversion Right. Each holder of Series C Preferred Stock may, from time to time, convert any or all of such holder's shares of Series C Preferred Stock into fully paid and non assessable shares of Common Stock in an amount equal to one (1) share of the Corporation's common stock (the "Common Stock") for each one (1) share of Series C Preferred Stock surrendered.

    (b) Conversion Procedure. In order to exercise the  conversion  privilege under this Section 5, the holder of any shares of Series C Preferred Stock to be converted shall give written notice to the Corporation at its pri ncipal office that such holder elects to convert such shares of Series C Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the "Conversion Notice", a form of which is annexed hereto, and such date of del ivery of the Conversion Notice to the Corporation, the "Conversion Not ice Del ivery Date"). Within three (3) business days following the Conversion Notice Del ivery Date, the Corporation shall issue and del iver a certificate or certificates representing the number of shares of Common Stock determi ned pursuant to this Section 5 (the "Share Delivery Date"). In case of conversion under this Section 5 of only a part of the shares of Series C Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series C Preferred  Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series C Preferred Stock so converted. Until such time as the certificate or certificates representing shares of Series C Preferred Stock which have been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such shares of Series C Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series C Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of  Series C Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock  issuable  upon conversion of the Series C Preferred Stock and cause to be issued at its own cost and expense any legal opinions required to accomplish the conversion.

    (c)  Maximum  Conversion.

       (i) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series C Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder)  more than  9.99% of all of the Common  Stock outstanding at such time (the "9.99% Beneficial Ownership Limitation").

       (ii) By written notice to the Corporation, a holder of  Series C  Preferred Stock may from time to time decrease the 9.99% Beneficial Ownership Limitation to any other percentage specified in such notice.

       (iii) For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a holder of Series C Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of  a holder of Series C Preferred Stock, the Corporation shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series C Preferred Stock, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation's Common Stock within sixty (60) days' of such calculation and which are not subject to a limitation on conversion or exercise  analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

    Section 6.  Other Provisions.

    (a) Reservation  of Common  Stock The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series C Preferred Stock from time to time outstand ing.

    (b) Record Holders. The Corporation and its transfer agent, if any, for the Series C Preferred Stock may deem and treat the record holder of any shares of Series C Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

    Section 7.  Restriction and Limitations. Except as expressly provided herein or as req uired by law so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series C Preferred Stock.

    Section 8.  Certain Ad justments.

    (a) Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series C Preferred Stock is outstanding: (A) shall pay a stock dividend or  otherwise  make a distribution or distributions on shares of its Common Stock or any other equity or equity  equivalent securities  payable in shares of Common Stock (which, for avoidance of doubt, shall not  include any shares of Common Stock issued by the Corporation pursuant to the Series C Preferred Stock),  {B) subdivide outstanding shares of Common Stock i nto a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Com mon Stock i nto a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series C Preferred Stock shall receive such consideration as if such number of shares of Series C Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entit led to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

    Section 9.  Equal Treatment  of   Holders.   No  consideration   (including  any  modification  of this Certificate of Designation or related transaction  document) shall be offered or paid to any person  or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless  the same consideration  is also  offered  to all of  holders  of the outstanding  shares  of  Series C  Preferred  Stock.  For  clarification  purposes,  this  provision constitutes a separate right granted to each holder by the Corporation and negotiated separately  by each holder, and is intended for the Corporation to treat all holders of the Series C Preferred Stock as a class and shall not in any way be  construed  as such holders  acting  i n  concert  or as a group  with  respect  to the  purchase, disposition or voting of the Series C Preferred Stock or otherwise

    IN  WITNESS  WHEREOF,  the  undersigned   has  executed  this  Certificate  this  18th   day  of February, 2014.
    /s/Saverio  Pugliese
    Name:  Saverio Pugliese
    Title:  President

ANNEX  A

NOTICE  OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED  STOCK)

    The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the "Common Stock"), of Be Active Holdings, Inc., a Delaware corporation (the "Corporation"), accord i ng to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is del iveri ng herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

    Conversion calculations:

    Date to Effect Conversion: --------------------

    Number of shares of Preferred Stock owned prior to Conversion:

    Number of shares of Preferred Stock to be Converted: -----------
    Stated Value of shares of Preferred Stock to be Converted: ---------
    Number of shares of Common Stock to be Issued: ------------
    Applicable Conversion Price: _

Number of shares of Preferred Stock subsequent to Conversion:

    Address for Delivery:                                       or
    DWAC Instructions:

    Broker no:----
    Account no:-----
[HOLDER] By: Name: Title: